SCHEDULE 14A

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEASUREMENT SPECIALTIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Amount Previously Paid: ___________________________________________________________________
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(4)	Date Filed: ______________________________________________________________________________

Measurement Specialties, Inc.

1000 Lucas Way

Hampton, VA 23666

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Measurement Specialties, Inc. (the “Company,” “we,” “us” or “our”) will hold its Annual Meeting of Shareholders at the Westin Hotel, 13340 Dallas Parkway, in Dallas, Texas 75240 on Thursday, September 13, 2012, at 8:30 a.m. Central time. We are holding the meeting for the following purposes:

1.	To elect R. Barry Uber and Satish Rishi to the Board of Directors, whose terms are described in the proxy statement.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013.

3.	To approve, on an advisory basis, the executive compensation of the named executive officers.

4.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Holders of record of common stock of the Company at the close of business on July 20, 2012 are entitled to vote at the meeting.

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012, which is not part of the proxy soliciting material, is enclosed.

It is important that your shares be represented and voted at the meeting. You may vote your shares by completing and returning a proxy card. Most shareholders can also vote over the internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions on the enclosed proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement. Whichever method you choose, your vote is important, so please vote as soon as possible.

By Order of the Board of Directors,

MARK THOMSON

Chief Financial Officer and Secretary

July 27, 2012

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Measurement Specialties, Inc. (the “Company”, “we”, “us” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, to be held on September 13, 2012 (the “Annual Meeting”), and at any meeting following postponement or adjournment of the Annual Meeting.

You are cordially invited to attend the Annual Meeting, which will begin at 8:30 a.m., Central time. The meeting will be held at the Westin Hotel, 13340 Dallas Parkway, in Dallas, Texas 75240 on Thursday, September 13, 2012. Shareholders will be admitted beginning at 8:00 a.m., Central time.

We are first mailing this proxy statement and proxy card (including voting instructions) on or about August 1, 2012 to persons who were shareholders at the close of business on July 20, 2012, the record date for the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING

TO BE HELD ON SEPTEMBER 13, 2012.

This proxy statement and annual report to shareholders, which includes the Company’s Annual Report on Form 10-K for the 2012 fiscal year, are available at www.meas-spec.com.

Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to the year 2011 or fiscal 2011 refer to the 12-month period from April 1, 2010 through March 31, 2011. References in this proxy statement to the year 2012 or fiscal 2012 refer to the 12-month period from April 1, 2011 through March 31, 2012. References in this proxy statement to the year 2013 or fiscal 2013 refer to the 12-month period from April 1, 2012 through March 31, 2013.

Proxies and Voting Procedures

Who Can Vote?

You are entitled to vote at the Annual Meeting all shares of the Company’s common stock that you held as of the close of business on July 20, 2012, the record date for the meeting. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

On July 20, 2012, there were 15,409,462 shares of common stock outstanding.

In accordance with New Jersey law, a list of shareholders entitled to vote at the meeting will be available at the meeting.

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Who Is the Record Holder?

You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

•	By Internet. You can vote on the Internet. The website address for Internet voting is on your proxy card, and voting is also available 24 hours a day. If you vote by Internet, you do not need to request or return your proxy card. Your vote by Internet must be received by 11:59 p.m., Eastern Daylight time, September 12, 2012. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•	By Telephone. You can also vote your shares by telephone, by calling the toll-free telephone number on your proxy card and following the instructions. Telephone voting is also available 24 hours a day. If you vote by telephone, you do not need to request or return your proxy card. Your vote by telephone must be received by 11:59 p.m., Eastern Daylight time, September 12, 2012.

•	By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of voting at the Annual Meeting on September 13, 2012.

•	By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other nominees:

If your common stock is held by a broker, bank or other nominee, you will receive instructions from such nominee that you must follow in order to have your shares voted.

If you plan to attend the Annual Meeting and vote in person, you will need to contact the broker, bank or other nominee to obtain evidence of your ownership of common stock on July 20, 2012.

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If you hold your shares through a broker, your shares may be voted even if you do not provide voting instructions to your broker, bank or other nominee. Under the rules governing the voting of shares held in street name, member brokers who do not receive instructions from beneficial owners are permitted to vote shares for which their customers do not provide voting instructions on certain “routine” matters. The Company believes that the ratification of our independent registered public accounting firm is considered a routine matter. On non-routine matters, including the election of members of the board of directors and all proposals submitted to a vote of shareholders at the annual meeting other than the ratification of our independent registered public accounting firm, shares held by your broker will not be voted absent specific instructions from you. This means your shares may go unvoted and not affect the outcome if you do not specify your vote. If a broker does not receive voting instructions from a customer on non-routine matters and accordingly does not vote on these matters, this is called a broker non-vote. Broker non-votes will be counted for the purposes of establishing a quorum to conduct business at the meeting but are not counted as votes cast.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person.

How Many Votes Are Required?

A quorum is required to transact business at the Annual Meeting. We will have a quorum and be able to conduct the business of the Annual Meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

If a quorum is present, a plurality of votes cast is required to elect Directors. Thus, a Director may be elected even if the Director receives votes of less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement. To ratify the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast is required. To approve, on an advisory basis, the executive compensation of the named executive officers, the affirmative vote of a majority of the votes cast is required.

In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How Are Votes Counted?

All shares that have been properly voted, and not revoked, will be voted at the Annual Meeting in accordance with the instructions given. If you sign and return your proxy card or submit your proxy via the Internet or by telephone, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors: (1) “for” the nominees for Director, (2) “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, and (3) “for” approval, on an advisory basis, of the compensation of the named executive officers.

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Proxies marked as abstaining or, with respect to the election of directors, withheld, and any proxies returned by brokers as “non-votes” on behalf of shares held in street name because beneficial owners’ discretion has been withheld as to one or more matters to be acted upon at the Annual Meeting, will be treated as present for purposes of determining whether a quorum is present at the Annual Meeting. Broker non-votes will not be counted as votes cast for or against any of the proposals at the Annual Meeting and therefore will have no effect on the outcome of such proposals. Marked abstentions on the election of directors or proposals other than proposal 2 are not considered votes cast and therefore will have no effect on such matters.

How Can I Revoke My Proxy or Change My Vote?

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

Who Will Pay the Expenses of Proxy Distribution?

The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by Directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission (the “SEC”) and NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company’s common stock.

What Does it Mean if I Get More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, unless you intend to have some of your shares registered differently than others, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer & Trust Company at (718) 921-8293.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

Two Directors will be elected at this Annual Meeting to serve for a three-year term expiring at our Annual Meeting in 2015. The Board has nominated R. Barry Uber and Satish Rishi to serve for the term expiring at our Annual Meeting in 2015. You can find information about Messrs. Uber and Rishi below.

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The persons named in the proxy card will vote such proxy “for” the election of Messrs. Uber and Rishi unless you indicate that your vote should be withheld. If elected, each of Messrs. Uber and Rishi will continue in office until his successor has been duly elected and qualified, or until the earliest of his death, resignation, retirement or removal. Each of Messrs. Uber and Rishi has indicated to the Company that he will serve if elected. We do not anticipate that either of Messrs. Uber and Rishi will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

The Board of Directors has determined that all of our current directors, including Messrs. Uber and Rishi, are qualified to serve as directors of the Company. In addition to the specific business experience listed below, each of our directors has the tangible and intangible skills and attributes which we believe are required to be an effective Director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a Director of the Company and the character and integrity we expect of our Directors.

The Board of Directors recommends that you vote FOR the election of Messrs. Uber and Rishi as Directors.

NOMINEES FOR A TERM EXPIRING IN 2015

R. Barry Uber has been a Director since October 2003. Since 2005, Mr. Uber has been a partner of Coastal Capital Consultants, L.L.C., an investment firm. Mr. Uber was President and Chief Operating Officer of American Commercial Lines Inc. (formerly American Commercial Barge Line), a provider of marine transportation and manufacturing services and solutions, from July 2001 to July 2003. From 1998 to 2000, he served as President and Chief Executive Officer of North American Van Lines. Prior to joining North American Van Lines, Mr. Uber served for 30 years at Ingersoll-Rand Co. Inc., a diversified commercial products manufacturer, where he held increasingly responsible executive positions, last serving as Corporate Vice President and President of the Construction Machinery Equipment Group. Mr. Uber received a B.B.A. in business administration from Penn State University where he was awarded an Alumni Fellow Award in 1996. In assessing Mr. Uber’s qualifications to serve on the Company’s Board our Directors considered his experience managing manufacturing companies, his extensive experience with mergers and acquisitions and his experience as chairman of the board of two private companies, Tread Corporation and Oneida Molded Plastics LLC. Age 67.

Satish Rishi has been a Director since September 2005. Since April 2006, Mr. Rishi has served as Senior Vice President, Finance and Chief Financial Officer of Rambus, Inc., a designer of high-speed chip interfaces. From 2001 to April 2006, he served as Executive Vice President and Chief Financial Officer of Toppan Photomasks, Inc. (formerly DuPont Photomasks, Inc.), a global provider of photomask technology. During his career, Mr. Rishi has held senior financial management positions at semiconductor and electronics manufacturers. He served as Vice President and Assistant Treasurer at Dell Inc. from 1999 until 2001, and prior to his service at Dell, spent 13 years at Intel Corp., where he held financial management positions of increasing responsibility, both in the United States and overseas. His last position at Intel was Assistant Treasurer. Mr. Rishi received a B.S. with honors in Mechanical Engineering from Delhi College of Engineering, Delhi University, and an M.B.A. with a concentration in Finance from the Walter J. Hass School of Business, University of California, Berkeley. In assessing Mr. Rishi’s qualifications to serve on the Company’s Board our Directors considered his extensive experience in the technology products manufacturing industry, and strategic planning experience with other technology and manufacturing companies, particularly in the areas of financial and business analysis and financial planning. In his prior and current roles, Mr. Rishi has had responsibility over all aspects of business planning, financial reporting, investor relations and information technology, which experience allows him to provide oversight over our financial reporting and planning processes. In addition, the determination by the Company’s Board of Directors that Mr. Rishi is an Audit Committee “financial expert” lends further support to his financial acumen and qualification for serving on the Board of Directors. Age 52.

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DIRECTORS WITH A TERM EXPIRING IN 2014

Kenneth E. Thompson has been a Director since November 2006. Since April 2011, Mr. Thompson has served as Executive Vice President, General Counsel and Corporate Secretary of Verisk Analytics, Inc., a provider of data, analytical tools and decision support services that help measure, manage and reduce risk. From October 2006 to March 2011 he served as Senior Vice President, General Counsel and Corporate Secretary of Verisk and its predecessor, Insurance Services Office, Inc. From January 1997 through September 2006, Mr. Thompson was a partner of McCarter & English, LLP, a law firm that provided legal services to the Company. Mr. Thompson received a B.A. in Political Science from the State University of New York at Stony Brook and a J.D. from Boston University School of Law. In assessing Mr. Thompson’s qualifications to serve on the Company’s Board our Directors considered his extensive experience representing and advising manufacturing and technology companies, as well as his expertise in corporate governance, evaluation, oversight, and public company reporting gained as General Counsel of a public company. Age 52.

Morton L. Topfer has been a Director since January 2002 and has been Chairman of the Board since January 2003. Mr. Topfer is Managing Director of Castletop Capital, L.P., an investment firm. He previously served at Dell, Inc., a global systems and services company, as Counselor to the Chief Executive Officer, from December 1999 to February 2002, and Vice Chairman, from June 1994 to December 1999. Mr. Topfer was a member of the Board of Directors of Dell from December 1999 to July 2004. Prior to joining Dell, Mr. Topfer served for 23 years at Motorola, Inc., where he held several executive positions, including CEO of a $5 billion segment of the company, and last served as Corporate Executive Vice President and President of the Land Mobile Products Sector. Mr. Topfer was conferred the Darjah Johan Negeri Penang State Award in July 1996 by the Governor of Penang for contributions to the development of the electronics industry in Malaysia. Mr. Topfer also served as a director for Staktek Technologies until December 31, 2005 and Advanced Micro Devices until July 2009. In assessing Mr. Topfer’s qualifications to serve on the Company’s Board our Directors considered his extensive strategic planning experience with other technology and manufacturing companies, particularly in the areas of financial and business analysis, his extensive experience with electronics manufacturing in Asia, and his experience as a board member of several other public companies, including, in addition to those listed above, Bio-Reference Laboratories, Inc., Pharmacia & Upjohn, Inc., Bally Technologies, Inc. and Autodesk, Inc, and several private companies. Mr. Topfer holds honorary doctorate degrees from Brooklyn College and Polytechnic Institute of New York. Age 75.

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DIRECTORS WITH A TERM EXPIRING IN 2013

John D. Arnold has been a Director since June 1995. Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold received a B.B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School. In assessing Mr. Arnold’s qualifications to serve on the Company’s Board our Directors considered his extensive experience representing and advising companies with significant manufacturing operations in Asia and his experience in corporate finance, governance and oversight. Additionally, in his role as audit committee chairman, Mr. Arnold has brought extensive knowledge and experience in the areas of finance and accounting, which are critically important to the Company as a global and complex public company. In addition, the determination by the Company’s Board of Directors that Mr. Arnold is an Audit Committee “financial expert” lends further support to his financial acumen and qualification for serving on the Board of Directors. Age 57.

Frank D. Guidone has served as Chief Executive Officer since June 2002 and has been a Director since December 2002. Mr. Guidone has been instrumental in the restructuring and expansion of the Company, increasing market capitalization tenfold.  Prior to his service with the Company, Mr. Guidone was a Managing Director/Principal of Corporate Revitalization Partners, a Dallas-based turnaround/crisis management consultancy firm, from 2000 to 2006, where he guided multiple companies through complex operational and balance sheet restructurings. Mr. Guidone has been a partner at Four Corners Capital Partners, a boutique private investment firm of which Mr. Guidone is a co-founder, since 1999, and where he retains interests in partnerships that acquired several private companies through leveraged buyouts. Prior to forming Four Corners, Mr. Guidone spent 13 years in management consulting with Andersen Consulting and George Group, Inc. Through his career, Mr. Guidone has worked with numerous solvent and insolvent companies, focusing on operational and financial restructurings. Mr. Guidone received a B.S. in mechanical engineering from The University of Texas at Austin. He is a member of the board of Port-A-Cool LLC, a private Texas-based company jointly owned by Four Corners and Rosewood Private Investments. In assessing Mr. Guidone’s qualifications to serve on the Company’s Board our Directors considered his position, history and performance as our Chief Executive Officer and his extensive experience directly managing and consulting with various manufacturing and service companies, particularly in the areas of financial and business analysis, corporate development and operational improvements through lean manufacturing. Additionally, Mr. Guidone’s leadership and strategic vision has guided the Company down a path of consistent profitability, especially during the recent economic downturn, as well as prior to the recession with the turnaround and restructuring of the Company after he became CEO. Mr. Guidone was also instrumental in building the Company organically and through acquisitions into a leading global sensor company. Mr. Guidone’s leadership experience gives him insight into business strategies, technology trends, acquisition strategy and financing, each of which represents key opportunities for the Company. Age 47.

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ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal 2013

As part of the Audit Committee’s oversight of the Company’s independent registered public accountants, the Committee conducted a competitive process to review the selection of the Company’s independent registered public accounting firm. Based on the results of that process, the Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

We are not required to have the shareholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP but may retain such independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

Fees Paid to Our Independent Registered Public Accounting Firm During Fiscal 2012 and Fiscal 2011

Audit Fees. The Company was billed the aggregate of $895,054 for fiscal year 2012 and $785,000 for fiscal year 2011 for professional services rendered by Ernst & Young LLP for its audit of our financial statements for such year, review of the financial statements included in our Forms 10-Q during such fiscal year, Sarbanes-Oxley related audits of internal control over financial reporting and its audit of our employee benefit plan.

Audit-Related Fees. In fiscal 2012 and 2011, the Company did not pay any fees for audit-related services rendered by Ernst & Young LLP.

Tax Fees. The Company was billed the aggregate amount of $171,495 for fiscal 2012 for tax consulting services rendered by Ernst & Young LLP. The Company was billed the aggregate amount of $51,608 for fiscal 2011 for tax consulting services rendered by Ernst & Young LLP.

All Other Fees. In fiscal 2012 and fiscal 2011, the Company did not pay Ernst & Young LLP any other fees.

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Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may, when applicable, form and delegate authority to subcommittees consisting of one or more members who are independent directors of the Board, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided to the Company by our independent registered public accounting firm for fiscal 2012 and fiscal 2011, respectively, were pre-approved by the Audit Committee.

GOVERNANCE OF THE COMPANY

Pursuant to New Jersey law and the Company’s by-laws, the Company’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have six members on our Board. The Board has determined that five of its members, John D. Arnold, R. Barry Uber, Satish Rishi, Morton L. Topfer and Kenneth E. Thompson, are “independent,” as defined in the NASDAQ listing standards.

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval, and may hold special meetings between scheduled meetings when appropriate. During fiscal 2012, the Board held seven meetings. Each incumbent Director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he was a member during the period he served as a Director in fiscal 2012. The Company does not have a policy requiring all Directors to attend annual meetings of shareholders. All of the Directors then serving attended the Company’s 2011 Annual Meeting other than Satish Rishi.

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Board of Directors Leadership Structure

We separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. Our CEO serves on our Board of Directors, which we believe helps the CEO serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

The Role of the Board of Directors in Risk Oversight

The Board of Directors oversees the Company’s risk management process directly and through its committees. The role of the Board of Directors in our risk oversight process includes receiving regular reports from members of senior management on areas of material risk, including operational, financial, legal and regulatory, and strategic and reputational risks. The Board of Directors (or the appropriate committee) receives these reports from senior management to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives such a report, the chairman of the relevant committee reports on the discussion to the full Board of Directors at the next meeting of the Board of Directors. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee oversees risks related to financial controls and related compliance risks, as well as discusses our policies with respect to risk assessment and risk management.

Committees of the Board of Directors

The Board of Directors has established various committees to assist it with the performance of its responsibilities. These committees and their current members are discussed below.

Audit Committee

During fiscal year 2012, the Audit Committee consisted of John D. Arnold (Chairman), Satish Rishi and Kenneth E. Thompson. All of the Audit Committee members are “independent,” as independence for audit committee members is defined in the NASDAQ listing standards, and under the heightened independence standards for audit committee members under Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all Audit Committee members have the financial sophistication and experience required by NASDAQ listing standards. The Board has also determined that Satish Rishi and John Arnold qualify as “audit committee financial experts,” as defined in Item 407(d)(5) of SEC Regulation S-K. For additional information regarding the experience and background of Mr. Rishi and Mr. Arnold, see “Item 1 – Election of Directors” above.

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During fiscal 2012, the Audit Committee met five times. The functions of the Audit Committee are described in its report, which is included in this proxy statement. The Board has adopted a written charter setting forth the functions of the Audit Committee. This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

Compensation Committee

During fiscal 2012, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson. All of the Compensation Committee Members are “independent,” as independence for Compensation Committee members is defined in the NASDAQ listing standards.

The functions of the Compensation Committee are to (1) develop and maintain compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to shareholders, (2) recommend to our Board of Directors for approval, compensation and benefit plans for executive officers, (3) review and approve annually corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determine, or recommend to the Board of Directors for determination, the annual total compensation for our other executive officers, (4) approve the grants of stock options and other equity-based incentives to the extent provided under our compensation plans, and (5) review and recommend to our Board of Directors compensation for non-employee directors.

During fiscal 2012, the Compensation Committee met five times. The Board has adopted a written charter setting forth the functions of the Compensation Committee. This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

Nominating Committee

During fiscal year 2012, the Nominating Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Satish Rishi. All of the Nominating Committee members are “independent,” as independence for nominating committee members is defined in the NASDAQ listing standards. The Nominating Committee was formed to evaluate and recommend to the Board the persons to be nominated for election as Directors at any meeting of shareholders, and the persons to be elected by the Board to fill any vacancy on the Board.

During fiscal 2012, the Nominating Committee met one time. The Board has adopted a written charter setting forth the functions of the Nominating Committee. This charter is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

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The Nominating Committee carefully considers all Director candidates recommended by our shareholders that are timely submitted in accordance with the procedures for making such recommendations set forth herein, and the Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Nominating Committee considers many factors including, without limitation, the individual’s experience, character, diversity, demonstrations of judgment and ability, and financial and other special expertise. The Nominating Committee is also authorized to obtain the assistance of an independent third party to complete the process of finding, evaluating and selecting suitable candidates for director. Any shareholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing to the attention of Mark Thomson (who will forward the recommendation to the Nominating Committee) through e-mail (mark.thomson@meas-spec.com) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666, Attn: Chairman of Nominating Committee), together with information regarding the experience, education and general background of the individual and a statement as to why the shareholder believes such individual to be an appropriate candidate for Director of the Company.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company encourages shareholder communications with the Board of Directors but does not have a formal process. All such communications should be sent to Frank D. Guidone through the Company’s website (www.meas-spec.com/myMEAS/investors/ceo_comment.asp) or by mail to the Company (1000 Lucas Way, Hampton, VA 23666). Mr. Guidone will circulate communications to the other members of the Board. If the communication is directed to a particular Director, Mr. Guidone will forward the communication to that Director. The Company does not screen shareholder communications, other than for security purposes.

Compensation of Directors

For fiscal 2012, each of our non-employee directors received an annual cash retainer of $35,000 payable in equal quarterly installments in arrears. In addition, for fiscal 2012 service each of our non-employee directors received an annual grant on April 2, 2012 of options to purchase 6,500 shares of our common stock at an exercise price of $34.24 per share. The options were granted under the Company’s 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”). Directors who are our employees do not receive additional compensation for serving on our Board of Directors or on committees of the Board. Mr. Guidone, as President and Chief Executive Officer, is the only member of the Board of Directors who is also an employee. For fiscal 2012, Directors who are not employees or full-time consultants of the Company each received compensation as follows:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
John D. Arnold	35,000	98,121	(2)	133,121
Satish Rishi	35,000	98,121	(3)	133,121
Kenneth E. Thompson	35,000	98,121	(4)	133,121

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Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Morton L. Topfer	35,000	98,121	(5)	133,121
R. Barry Uber	35,000	98,121	(6)	133,121

(1)	Reflects the aggregate grant date fair value of the 6,500 stock options granted to each non-employee director on April 2, 2012 for fiscal 2012 calculated in accordance with FASB ASC Topic 718. For a more detailed discussion on the assumptions used to calculate the fair value of our options, refer to Notes 2 and 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(2)	At March 31, 2012, Mr. Arnold held options to purchase 20,000 shares of our common stock, exclusive of the 6,500 options granted to Mr. Arnold on April 2, 2012.

(3)	At March 31, 2012, Mr. Rishi held options to purchase 25,000 shares of our common stock, exclusive of the 6,500 options granted to Mr. Rishi on April 2, 2012.

(4)	At March 31, 2012, Mr. Thompson held options to purchase 30,000 shares of our common stock, exclusive of the 6,500 options granted to Mr. Thompson on April 2, 2012.

(5)	At March 31, 2012, Mr. Topfer held options to purchase 15,000 shares of our common stock, exclusive of the 6,500 options granted to Mr. Topfer on April 2, 2012.

(6)	At March 31, 2012, Mr. Uber held options to purchase 20,000 shares of our common stock, exclusive of the 6,500 options granted to Mr. Uber on April 2, 2012.

It is the responsibility of the Compensation Committee to review and recommend to the Board the appropriate structure and amount of Board compensation. The Board makes the final determination with respect to Board compensation. The Compensation Committee will consider whether directors’ independence may be jeopardized if director compensation exceeds customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated. Under its charter, the Compensation Committee has the authority to retain third-party consultants, including compensation consultants. For fiscal 2012, the Compensation Committee engaged 3C Consulting to complete a market compensation analysis in connection with its recommendation of director compensation. Effective in the second quarter of fiscal year 2013, each of our non-employee directors will receive an annual cash retainer of $40,000 payable in equal quarterly installments in arrears and an annual grant of options to purchase 6,500 shares of our common stock.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2012, the Compensation Committee consisted of R. Barry Uber (Chairman), Morton L. Topfer and Kenneth E. Thompson. None of the members has ever been an officer or employee of the Company or any of its subsidiaries, and none of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

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CODE OF ETHICS

The Company has adopted a Code of Ethics in accordance with SEC regulations, applicable to the Company’s Chief Executive Officer, senior financial officers and the Board of Directors. The Code of Ethics is available to shareholders in the “About Us” section on our website, www.meas-spec.com.

RELATED PERSON TRANSACTIONS

The Company has adopted a policy regarding the review and approval of related person transactions. In the event that the Company proposes to enter into a related person transaction, the transaction must be reported to the Audit Committee. As provided in its charter, the Audit Committee is required to review and approve each related person transaction and any disclosures that are required by Item 404 of Regulation S-K. The Audit Committee reviews each related person transaction on a case by case basis.

For purposes of this policy, a “related person transaction” has the same meaning as in Item 404 of Regulation S-K: a transaction, arrangement or relationship (or any series of related transactions, arrangements or relationships) in which the Company is, was or will be a participant and the amount involved exceeds $120,000 and in which any “related person” has, had or will have a direct or indirect material interest.

For purposes of this policy, a “related person” has the same meaning as in Item 404 of Regulation S-K: any person who was a director, a nominee for director or an executive officer of the Company during the Company’s preceding fiscal year (or an immediate family member of such a director, nominee for director or executive officer of the Company) or a beneficial owner of more than five percent of our outstanding common stock (or an immediate family member of such owner).

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of the Company,

•	the independent registered public accounting firm’s qualifications and independence,

•	the performance of the Company’s independent registered public accounting firm, and

•	the compliance by the Company with legal and regulatory requirements.

The Audit Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Audit Committee discusses these matters with the Company’s independent registered public accounting firm and with appropriate Company financial personnel.

The Audit Committee regularly meets privately with the independent registered public accounting firm, which has unrestricted access to the Committee.

The Audit Committee selects, evaluates and, where appropriate, replaces the independent registered public accounting firm, and reviews periodically their performance, fees and independence from management.

Each of the Directors who serves on the Audit Committee is “independent” for purposes of the NASDAQ listing standards, including the heightened independence standards for audit committees under the Exchange Act.

The Board has adopted a written charter setting out the audit related functions the Audit Committee is to perform and reviews the charter on a periodic basis to assure that the functions and duties of the Audit Committee will continue to conform to applicable SEC and stock exchange regulations as they may be amended or modified in the future.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States, expresses an opinion on the Company’s internal control over financial reporting and discusses with the Audit Committee any issues they believe should be raised with the Committee. The Audit Committee monitors these processes, relying without independent verification on the information provided to the Committee and on the representations made by management and the Company’s independent registered public accounting firm.

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This year, the Audit Committee reviewed the Company’s audited financial statements as of and for the fiscal years ended March 31, 2012 and 2011, respectively, met with management, Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal year 2012 and 2011, and KPMG LLP, the Company’s independent registered public accounting firm for fiscal year 2010, to discuss those financial statements and for each of the fiscal years in the three-year period ended March 31, 2012. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee received from Ernst & Young LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee also discussed with Ernst & Young LLP any matters required to be discussed by Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol 1. AU 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

The Audit Committee approved a request for proposal for the audit of the fiscal year ending March 31, 2013, and during the Audit Committee meeting held on June 19, 2012, the Audit Committee approved the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

John D. Arnold (Chairman)

Satish Rishi

Kenneth E. Thompson

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ITEM 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other named executive officers.

We urge you to read the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2012 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Accordingly, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Measurement Specialties, Inc., that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. The Board of Directors recommends that you vote FOR approval of the executive compensation of our named executive officers, as disclosed in this proxy statement.

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EXECUTIVE COMPENSATION

At our 2011 annual meeting of shareholders, we provided our shareholders the opportunity to vote to approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the proxy statement for our 2011 Annual Meeting of Shareholders. At the 2011 annual meeting, our shareholders overwhelmingly approved the compensation of the Company's named executive officers, with 11,915,626 shares voted in favor of approving such compensation, 113,706 shares voted against and 13,411 shares abstaining. In addition, 2,245,797 shares held by brokers were not voted with respect to this proposal. As the shareholder advisory vote was held after the Compensation Committee and the Board had determined the compensation to be paid to the Company's named executive officers for 2011, the Compensation Committee and the Board did not take such results into account in determining executive compensation for 2011. However, in determining and deciding on executive compensation for fiscal year 2012, our Compensation Committee took into account the results of the 2011 shareholder advisory vote to approve executive compensation, particularly the strong support expressed by the Company's shareholders, as one of many factors considered in deciding that the Company's compensation policies and procedures for 2012 should largely remain consistent with our policies and procedures in prior years.

COMPENSATION DISCUSSION AND ANALYSIS

Through the following questions and answers, we explain all material elements of our executive compensation program.

General

What are the objectives of our executive compensation programs?

Measurement Specialties, Inc. is a leader in the design, development and manufacture of sensors and sensor-based systems for original equipment manufacturers and end users, based on a broad portfolio of proprietary technologies. We operate in highly fragmented markets that are characterized by high levels of competition. We believe that we need qualified executive officers who are capable of independent thinking and responsible decision making in order to compete in the markets we serve. Under the direction of the Compensation Committee of our Board of Directors, we seek to compensate our executive officers at levels that are competitive so that we may attract, retain and motivate highly capable executive officers. We also seek to design our compensation programs to align our executive officers’ interests with those of our shareholders and, in doing so, build long-term value for our shareholders.

Our fiscal 2012 executive compensation, including base compensation and stock option grants awarded for and in fiscal 2012, reflect our efforts to realize the objectives of our executive compensation programs.

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What are the principal components of our executive compensation programs?

Overview: The Company’s policy for compensating our executive officers is intended to support the Company’s short-term and long-term goals by providing our executive officers an appropriate mix of compensation elements that effectively balance short-term annual incentives that reward executives for current performance and the achievement of near-term goals with long-term incentives that reward executives for performance over a sustained period. To support this policy, our executive compensation programs consist of three principal components:

•	a base salary;

•	annual incentives; and

•	long-term incentive compensation.

We have selected programs that we believe are commonly used by public companies, both within and outside of our industry, because we believe commonly used programs are well understood by our shareholders, employees and analysts. Moreover, we selected each program only after we first confirmed, with the assistance of outside professional advisors, that the program comports with settled legal and tax rules. We describe each of these principal components below.

Relationship of the principal components: The Compensation Committee exercises its judgment in making executive compensation decisions, and considers various factors within the overall framework of our executive compensation program. While we review each element of compensation individually and in the aggregate, we do not have a specific policy on the percentage of an executive officer’s total compensation that should be “short-term” versus “long-term” nor do we have a specific policy on the percentage of total compensation that should be “cash” versus “equity.” We allocate the three principal components of our executive compensation programs in a manner that we believe optimizes each executive officer’s contribution to us.

Base Salary: We believe base salaries provide basic compensation at a level that allows us to recruit and retain key executive talent. Base salaries are based on a combination of factors, primarily the performance of the executive, relative level of responsibility and experience, salaries of similarly situated executive officers at peer companies and, with respect to the base salaries of executive officers other than our Chief Executive Officer, the recommendations of our Chief Executive Officer. Although our Compensation Committee annually reviews salaries of our executive officers, our Compensation Committee does not automatically adjust base salaries if it concludes that adjustments to other components of the executive’s compensation would be more appropriate. In addition, as discussed below, the employment agreements that we have with certain of our executive officers provide for fixed annual base salaries or minimum annual base salaries, thereby limiting the discretion of the Compensation Committee with respect to compensation decisions regarding base salaries.

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Annual Incentives: We have provided annual incentive opportunities to executive officers to motivate their performance in achieving our current year business goals. In setting the respective potential bonus levels of the executive officer, the Compensation Committee considers such factors as the executive officer’s individual performance and relative level of responsibility. Typically, each year we adopt an annual incentive compensation plan that establishes specifically identified payout opportunities dependent upon achieving pre-determined financial performance targets and personal performance objectives. When payments are made under our annual incentive compensation plan, they are made in cash after the fiscal year-end results are finalized.

Long-Term Incentive Compensation: Our long-term incentive program is focused on rewarding performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our common stock and strengthen the alignment of management and shareholder interests. Long-term incentive awards granted by the Compensation Committee consist of stock options and RSUs with time-based vesting criteria.

The Compensation Committee believes that stock options and RSUs promote the objectives of our executive compensation program in the following ways:

•	Time-based vesting encourages officers to take a long-term view of our performance and promote stability within our executive ranks, facilitating realization of our long-term objectives to create shareholder value.

•	Notwithstanding the recent stock market declines, given the long tenure of our named executive officers, each holds significant unexercised stock options that are expected to have significant value over the long term.

•	Stock options and RSUs have been effective tools in overall compensation in recruiting, motivating and retaining skilled officers, and we believe they will continue to be effective tools over the long-term.

The number of stock options subject to an award has been computed by taking into account the Company’s performance, the executive officer’s individual performance, our retention objectives, and other factors.

Stock options and RSUs are generally granted on the first day of the month following the day on which they are approved by the Compensation Committee. Stock options are priced at 100% of fair market value on the date of grant, which under the 2010 Equity Incentive Plan is the closing market price of our common stock on the date of the grant. Executive officers benefit from stock option grants only to the extent the price of our common stock appreciates above the exercise price of the stock options.

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Other Benefits: In addition to the components of compensation discussed above, we also provide certain other benefits to our executive officers to ensure that our executive compensation program remains competitive. These other benefits include 401(k) matching, and health, life and long-term disability insurance premiums, and in certain cases housing reimbursement and family travel reimbursement, which are specifically disclosed in the “All Other Compensation” column of the Summary Compensation Table on page 32 of this proxy statement. Our Compensation Committee reviews annually the dollar value of these other benefits to the executive officers and the cost of providing these other benefits to the Company. However, such review does not influence the Compensation Committee’s decisions regarding the determination of the principal elements of an executive officer’s current level of compensation.

What do we seek to reward and accomplish through our executive compensation programs?

We provide annual incentive opportunities primarily to provide performance incentives to our key employees to meet annual performance objectives. Our annual corporate objectives are measured by sales increases, net income, Adjusted EBITDA margins (defined as earnings before deduction of interest, taxes, depreciation, amortization, share-based compensation, foreign currency exchange gains and losses, and certain non-recurring items to sales) and other financial metrics of performance, such as working capital reductions. In the case of our Chief Executive Officer, our Compensation Committee has also taken into account the strategic direction he has provided the Company and his stewardship of the Company since the beginning of his involvement with the Company. We provide long-term incentive awards primarily to motivate and reward key employees over longer periods. Through vesting and forfeiture provisions that we include in awards of stock options, we provide an additional incentive to executives to act in furtherance of our longer-term interests. An executive whose employment with us terminates before equity-based awards have vested, either because the executive has not performed in accordance with our expectations or because the executive chooses to leave, will generally forfeit the unvested portion of the award. As a result, the Compensation Committee believes that providing the executive officers with compensation in the form of stock options serves to encourage retention of the executive officers.

How do we determine the amount of each principal component of compensation to our executives?

Our Compensation Committee exercises judgment and discretion in setting compensation for our executive officers. The Committee exercises its judgment and discretion only after it has first reviewed peer company practices, evaluated the recommendations of our Chief Executive Officer and evaluated our corporate performance. See “To what extent do we benchmark total compensation and material elements of compensation and what are the benchmarks that we use?” below.

Our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Executive Vice Presidents each have an employment agreement with us that provides for, among other things, an annual salary and for an annual bonus, including, in certain cases, a minimum annual bonus, thereby limiting the discretion of the Compensation Committee with respect to their compensation, as well as certain post-employment severance payments. See “Executive Agreements and Related Transactions” below for a discussion of each of these employment agreements.

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What is the role of our executive officers in the compensation process?

Our Compensation Committee meets periodically with our Chief Executive Officer to address executive compensation, including the rationale for our compensation programs and the efficacy of the programs in achieving our compensation objectives. The Compensation Committee also relies on our executive officers to evaluate compensation programs to assure that they are designed and implemented in compliance with laws and regulations, including SEC reporting requirements. The Compensation Committee relies on the recommendations of our Chief Executive Officer regarding the performance of individual executive officers, other than the Chief Executive Officer. At meetings in fiscal 2012, the Compensation Committee received recommendations from our Chief Executive Officer regarding salary adjustments, annual incentive and stock option and RSU awards for our executive officers. The Compensation Committee believes that it is important for it to receive the input of the Chief Executive Officer on compensation matters since he is knowledgeable about the activities of our executive officers and the performance of their duties and responsibilities, as well as their contributions to the growth of the Company and its business.

To what extent do we benchmark and what are the benchmarks that we use?

The Compensation Committee compares each element of total compensation and total compensation in the aggregate to compensation provided by peer groups of publicly-traded companies in the sensory devices and similar industries in evaluating the compensation of our executive officers. The Compensation Committee typically uses peer group comparisons to assess the reasonableness of its executive compensation decisions in an effort to ensure that our compensation program remains competitive.

In January 2011, to assist the Compensation Committee in evaluating the competitiveness of the Company’s executive compensation program for fiscal 2012, the Compensation Committee engaged 3C Consulting to complete a market compensation analysis of total compensation for our Chief Executive Officer, our Chief Financial Officer, our Chief Operating Officer, our most senior sales-related executive, Glen MacGibbon, an Executive Vice President, and our Chief Technology Officer, Mitch Thompson, as compared to a peer group of eighteen companies. The peer company group was limited by industry and based on annual revenue ranging from approximately one-half to 1.5 times that of the Company and market capitalization ranging from approximately one-half to 3.5 times that of the Company. The companies comprising our peer group were OYO Geospace Corporation, Caliper Life Sciences, Inc., Nanometrics Incorporated, Rudolph Technologies, Inc., Faro Technologies, Inc., Vishay Precision Group, Inc., Mercury Computer Systems, Inc., X Rite Inc., IGP Photonics Corp., Cognex Corp., American Science & Engineering, Inc., Badger Meter, LaBarge, Inc., MTS Systems Corp., II-VI Inc., Analogic Corporation, Newport Corp., and Sensata Technologies Holding NV. 3C Consulting’s analyses included the following data collected from the proxy statements of the peer group companies: (i) base salary, (ii) annual incentive compensation and (iii) long-term incentive compensation including expected value of stock options. In March 2012, 3C Consulting completed a second market compensation analysis of total compensation for the executives listed above, that was used to set executive compensation levels for fiscal 2013.

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Under its charter, our Compensation Committee has the sole authority to retain, and terminate, any third-party consultants to assist in the evaluation of executive compensation, and the sole authority to approve such consultant’s fees and other retention terms. 3C Consulting was retained to assist our Compensation Committee in its determination of our executive officers’ compensation for fiscal 2012 and prepared a market compensation analysis that was used by the Compensation Committee in setting executive compensation for fiscal 2013.

We aim to provide total target compensation for our Chief Executive Officer that approximates the 65th percentile compared to total target compensation for chief executive officers at companies in our industry and of similar size based on data from published surveys. The Board of Directors believes that providing our Chief Executive Officer with total target compensation that approximates the 65th percentile of the peer group is appropriate given his leadership and role in the growth in sales and profitability that we have experienced over the past five fiscal years prior to 2012.

What specific items of corporate performance do we take into account in setting compensation policies and making compensation decisions?

Our corporate performance primarily impacts the annual incentives and long-term incentive compensation that we provide our executive officers. We use or weight items of corporate performance differently in our annual incentive awards and long-term compensation awards and some items are more determinative than others.

Goals for executive officers in fiscal 2012 varied because the scope of responsibility and authority of executive officers differ. Goals are generally developed around metrics tied to our growth and profitability, including increases in revenue, decreases in expenses, completion of developments in accordance with budgets and timelines, execution of acquisitions in accordance with targets, enhanced operational efficiencies and development of additional opportunities for our long-term growth.

How do we determine when awards are granted, including awards of equity-based compensation?

Historically, our Compensation Committee has awarded annual bonuses in the quarter following the fiscal year end. The Compensation Committee makes an annual grant of stock options, following review of pertinent financial information and industry data. In addition, the Compensation Committee conducts a thorough review of stock option awards and grant procedures annually. In the case of newly-hired executive officers or promotions, the Compensation Committee has made awards simultaneous with the executive’s hire or promotion date. The date on which the Committee has met has varied from year to year, primarily based on the schedules of Committee members and the timing of compilation of data requested by the Committee.

We have not engaged in backdating options. We do not have any program or plan to time option grants in coordination with the release of material non-public information.

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What factors do we consider in decisions to increase or decrease compensation materially?

We decreased the base salaries of our executive officers in 2009 in response to the global economic recession but reinstated the prior annual base salaries effective April 5, 2010. Historically, however, we have generally not decreased the base salaries of our executive officers or reduced their annual incentive compensation targets. In fact, under the terms of the employment agreements with certain of our executive officers, we are unable to do so without consent of the executive. As the employment agreements provide for annual salaries and for an annual incentive payment, including, in certain cases, a minimum annual incentive payment. When an executive officer’s performance falls short of our expectations, we believe our interests are best served by replacing the executive officer with an executive who performs at the level we expect. Annual incentive compensation may vary since the amount awarded to an executive officer depends in part upon his individual performance. As a result, total compensation is effectively decreased if individual performance is poor. The factors that we consider in decisions to increase compensation include the individual performance of the executive and our corporate performance, as discussed above.

To what extent does our Compensation Committee consider amounts accumulated or potentially realizable from prior compensation in setting current compensation?

The primary focus of our Compensation Committee in setting executive compensation is the executive officer’s current level of compensation. Although the Compensation Committee reviews accumulated or potentially realizable compensation, including from previously granted stock options, such review generally does not influence the Compensation Committee’s decisions regarding the determination of an executive officer’s current level of compensation. This reflects the Compensation Committee’s view that an executive officer’s compensation level should reflect the executive’s performance, the Company’s performance and the executive’s contribution to the Company’s performance. The Compensation Committee further believes that reducing an executive officer’s annual direct compensation based on the value of accumulated or potentially realizable compensation would weaken the competitiveness of the Company’s compensation program and make it more difficult to attract and retain key executive talent.

What are our equity or other security ownership requirements for executives?

We provide our executive officers with a commensurate portion of their total compensation in the form of stock options and restricted stock units, which are intended to reward performance that enhances value for all of our shareholders and strengthen the alignment of management and shareholder interests. We generally believe that our executive officers should be able to share in the value that they create for all of our shareholders throughout their careers with us. Therefore, we do not maintain minimum share ownership requirements for our executive officers.

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Why have we entered into agreements with executive officers that provide for post-employment payments, including following a change-in-control?

The employment agreements with our Chief Executive Officer and our Chief Financial Officer, as well as with other executive officers of the Company, provide for post-employment severance absent a change of control if we terminate the applicable executive (other than for cause) prior to the expiration of the stated employment term. We believe this approach provides us with the flexibility to terminate the applicable executive at any time and for any reason while providing the executive with the benefit of his or her bargained for compensation. The Company’s obligations under these agreements would be assumed by a successor to the Company following a change in control. We believe it is in our best interest to have agreements with certain of our executive officers that maintain their focus on, and commitment to, us notwithstanding a potential merger or other change of control. The terms of these employment agreements, including the compensation payable thereunder, were based on our review of the market for key executive talent at the time of hiring and negotiations with the executive officer. Additionally, these agreements contain confidentiality and non-competition provisions.

Do we have a policy regarding the recovery of awards or payments if corporate performance measures upon which awards or payments are based are restated or adjusted in a manner that would reduce the size of an award or payment?

We have not adopted a policy that provides for recovery of an award if a performance measure used to calculate the award is subsequently adjusted in a manner that would have reduced the size of the award. Although we have not previously experienced any such adjustment, if we were to experience such an adjustment, our Compensation Committee would assess the circumstances relating to the adjustment and take such actions as it believes to be appropriate, including, potentially, an action to recover the excess portion of the award.

How do accounting considerations impact our compensation practices?

Accounting consequences are not a material consideration in designing our compensation practices. Under FASB ASC Topic 718 the compensation cost recognized for an award classified as an equity award is fixed for the particular award and, absent modification, is not revised with subsequent changes in market prices of our common shares or other assumptions used for purposes of the valuation.

How do tax considerations impact our compensation practices?

Prior to implementation of a compensation program and awards under the program, we evaluate the federal income tax consequences, both to us and to our executives, of the program and awards. In certain cases, we have adjusted the form or manner of some of our compensation programs in light of tax planning considerations. Before approving a program, our Compensation Committee receives an explanation from our outside professionals as to the tax treatment of the program and awards under the program and assurances from our outside professionals that the tax treatment should be respected by taxing authorities.

Section 162(m) of the Code limits our tax deduction each year for compensation to each of our Chief Executive Officer and our four other highest paid executive officers to $1 million unless, in general, the compensation is paid under a plan that is performance-related, non-discretionary and has been approved by our shareholders. Generally, Section 162(m) has not had a significant impact on our compensation programs.

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How do risk considerations impact our compensation practices?

While risk-taking is a necessary part of growing a business, the Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following attributes and risk-mitigation features of our program:

•	Our program’s emphasis on long-term, equity-based compensation, which discourages risk-taking that produces positive short-term results at the expense of building long-term shareholder value;

•	The balance between options and full-value RSUs, which on a combined basis results in what we believe is an appropriate degree of leverage;

•	Our program’s use of a time horizon over which our executives realize their compensation consistent with achieving long-term shareholder value;

•	Our annual cash incentive plan, which encourages annual performance that sustains rather than detracts from future performance;

Fiscal 2012 Executive Compensation

Base Salaries

As noted above, our Compensation Committee annually reviews salaries of our executive officers. However, as discussed above, the employment agreements that we have with certain of our executive officers provide for annual base salaries. Under their employment agreements, Messrs. Guidone, Thomson, Smith and MacGibbon are entitled to minimum annual base salaries of $450,000, $240,000, $200,000 and $213,000, respectively. However, the annual base salaries for our executive officers are reviewed and have been adjusted by our Compensation Committee from time to time. In June 2012, our Compensation Committee reviewed the salaries of each of our executive officers. Based on this review, Mr. Guidone’s salary was unchanged from the prior year at $500,000 and the salaries of Messrs. Thomson, Smith, MacGibbon and Thompson were increased to $280,000, $230,000, $250,000 and $198,000, respectively.

In making base salary decisions for fiscal 2012 for our executive officers listed in the Summary Compensation Table on page 32 of this proxy statement (“named executive officers”), the Compensation Committee considered (1) the terms of the named executive officer’s employment agreement, if any, (2) the performance of the named executive officer, (3) his level of responsibility and experience and (4) overall Company performance levels. The relative weight given to each of these factors varied by position and individual and was within the sole discretion of the Compensation Committee. As noted above, although the Compensation Committee reviews base salaries annually, it does not automatically adjust base salaries on an annual basis.

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Annual Incentive Compensation

For fiscal 2012, we adopted the fiscal year 2012 Bonus Plan (the “2012 Bonus Plan”). The 2012 Bonus Plan determined the amount of annual incentive compensation to be awarded to Company’s named executive officers and certain other eligible employees of the Company as follows. The 2012 Bonus Plan established an aggregate target bonus amount for fiscal year 2012 of $4.0 million (the “2012 Aggregate Target Bonus”). Pursuant to the 2012 Bonus Plan, the Company would accrue an aggregate bonus amount only if the Company’s fiscal 2012 EBITDA margin as a percentage of sales (excluding the bonus accrual) (“2012 EBITDA Margin”) exceeded 19.0%.  The actual aggregate bonus amount would be based on the amount by which  the Company’s fiscal 2012 EBITDA (excluding the bonus accrual) exceeds the EBITDA (excluding the bonus accrual) that would have resulted if 2012 EBITDA Margin at such level of sales were equal to 19.0% (the “2012 Excess Amount”).  Under the 2012 Bonus Plan, the following amounts were accrued to the aggregate bonus amount: (i) 45% of the 2012 Excess Amount up to a maximum accrual equal to the 2012 Aggregate Target Bonus, plus (ii) 20% of the 2012 Excess Amount above the Aggregate Target Bonus. The actual aggregate bonus amount accrued by the Company under the 2012 Bonus Plan was then subject to adjustment by the Compensation Committee following the end of the Company’s 2012 fiscal year to determine the amount (if any) that would actually be paid.

The Compensation Committee determined the portion of an actual accrued aggregate bonus amount that would be paid to the Company’s Chief Executive Officer, and determined, in consultation with the Company’s Chief Executive Officer, the amount that will be paid to the other named executive officers and other eligible employees of the Company. For fiscal 2012, the Compensation Committee did not grant any discretionary cash bonuses.

For fiscal 2013, we adopted the fiscal year 2013 Bonus Plan (the “2013 Bonus Plan”). The 2013 Bonus Plan will determine the amount of annual incentive compensation to be awarded to Company’s named executive officers and certain other eligible employees of the Company as follows.

Accrual Calculation. The 2013 Bonus Plan establishes an aggregate target bonus amount for fiscal year 2013 of $4.2 million (the “2013 Aggregate Target Bonus”). Pursuant to the 2013 Bonus Plan, the Company will accrue an aggregate bonus amount only if the Company’s fiscal 2013 EBITDA margin as a percentage of sales (excluding the bonus accrual) (“2012 EBITDA Margin”) exceeds 18.5%.  The actual aggregate bonus amount will be based on the amount by which  the Company’s fiscal 2013 EBITDA (excluding the bonus accrual) exceeds the EBITDA (excluding the bonus accrual) that would have resulted if EBITDA Margin at such level of sales were equal to 18.5% (the “2013 Excess Amount”).  Under the 2013 Bonus Plan, the following amounts will be accrued to the aggregate bonus amount: (i) 40% of the 2013 Excess Amount up to a maximum accrual equal to the 2013 Aggregate Target Bonus, plus (ii) 20% of the 2013 Excess Amount above the Aggregate Target Bonus.

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Adjustment. The actual aggregate bonus amount accrued by the Company under the 2013 Bonus Plan is then subject to adjustment by the Compensation Committee following the end of the Company’s 2013 fiscal year to determine the amount (if any) that will actually be paid.

Discretionary Allocation and Employee Distribution. The Compensation Committee will determine the portion of an actual accrued aggregate bonus amount that will be paid to the Company’s Chief Executive Officer, and will determine, in consultation with the Company’s Chief Executive Officer, the amount that will be paid to the other named executive officers and other eligible employees of the Company.

Long-Term Incentive Compensation

The Compensation Committee uses stock options and restricted stock units as an important part of the long-term incentive compensation program and believes such awards continue to be an effective way to link an executive officer’s compensation to the performance of the Company. Awards are intended to encourage each of the executive officers to achieve established performance goals, to continue in the employ of the Company, to enhance their incentive to perform at the highest level, and in general, to further the best interests of the Company and its shareholders.

For fiscal 2012, the Compensation Committee considered the following factors in determining the size of each stock option and restricted stock unit grant awarded to each named executive officer:

•	the executive officer’s individual performance;

•	the executive officer’s potential future contributions to the Company and level of responsibility;

•	retention issues and concerns; and

•	the cost of the awards to the Company.

Based on the foregoing, the Compensation Committee awarded the named executive officers the number of stock options set forth in the “Grants of Plan-Based Awards in Fiscal Year 2012” table on page 34 of this proxy statement.

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Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management and based on the review and discussion recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and thereby incorporated by reference into our Annual Report on Form 10-K. The Board accepted the Compensation Committee’s recommendation. This report is made by the undersigned members of the Compensation Committee:

R. Barry Uber (Chair)

Morton L. Topfer

Kenneth E. Thompson

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EXECUTIVE OFFICERS

Our executive officers are as follows as of July 27, 2012:

Name	Age	Position
Frank Guidone	47	Chief Executive Officer, President and Director
Mark Thomson	44	Chief Financial Officer and Secretary
Glen MacGibbon	50	Executive Vice President
Steven Smith	63	Chief Operating Officer
Mitch Thompson	57	Chief Technology Officer
Jeffrey Kostelni	45	Treasurer and Vice President – Finance

Officers are not appointed for fixed terms. Biographical information for our current officers who are not also continuing Directors follows:

Mark Thomson was appointed as Chief Financial Officer and Secretary of the Company effective April 2, 2007. Prior to his appointment, Mr. Thomson held the position of Vice President and Chief Financial Officer of Allied Aerospace Industries, Inc., a provider of complex engineering solutions for aerospace & defense contractors and government agencies, since May 2002. Mr. Thomson served as the Senior Director of Finance & Accounting at the Launch Systems Group of Orbital Sciences Corporation, a designer and manufacturer of small space and rocket systems, from January 2001 to May 2002 and Group Controller from June 1998 to January 2001, prior to which he held financial management positions with several subsidiaries of Lockheed Martin, a global designer and manufacturer of aeronautics, electronic systems, information systems and space systems, from 1991 to 1998. Mr. Thomson is a graduate of the Lockheed Martin Financial Management program, holds an MBA from the University of Nevada, Reno, and a BA in Financial Economics from Saint Anselm College and is a graduate of the Harvard Business School General Management program.

Glen MacGibbon has served as Executive Vice President since March 2009. Prior to that, he was Group Vice President – Pressure/Force since April 1, 2007, prior to which he served as Vice President, Global Sales and Marketing of our Sensor Products Division since March 1, 2005. Prior to that, he was Director of Global Sales & Marketing since joining the Company in 1998. Mr. MacGibbon joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, where he held various sales management roles since 1989. Previously he was working in both regional sales and technical support roles for the Riston Division of Dupont Electronics, a supplier of electronics and advanced display materials. He holds a B.S. in Mechanical Engineering from Bucknell University, and an M.B.A. from Illinois Benedictine College.

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Steven Smith has served as Chief Operating Officer since March 2009. Prior to that, he served as Vice President/General Manager – Asia since January 2006. Prior to joining the Company in December 2005, Mr. Smith spent five years as Vice President/General Manager of a wholly owned subsidiary of Compass Aerospace, Inc., a manufacturer of precision aircraft parts; five years in management consulting in the product development and private equity/due diligence practice areas of George Group, Inc., a global management consulting, technology services and outsourcing company; and 19 years combined with the aerospace electronics firms of Rockwell International, a manufacturer of defense and aerospace products, and Electrospace Systems, a manufacturer of electronic equipment and systems. Mr. Smith has held operational, engineering, marketing, financial and general management positions in his varied work experience. Mr. Smith received a B.A. in Economics (with minor studies in engineering) from the University of Southern California and a MBA (Finance) from the University of Louisville.

Mitch Thompson was appointed Chief Technology Officer effective March 2011. Prior to that, he was Vice President – Technology since April 2008, having previously served as Global Engineering Director, Piezo Electric Products. Mr. Thompson joined Measurement Specialties through our 1998 acquisition of PiezoSensors from AMP Incorporated, a designer and manufacturer of sensor systems and applications, where he held various technical and management roles since 1986. He holds a B.S. in Meteorology (atmospheric physics) from Penn State University.

Jeffrey Kostelni has served as Treasurer and Vice President of Finance since January 2008, having previously served as Vice President of Finance from November 2006 until January 2008, as Corporate Controller from May 2005 until November 2006, and as SEC and Technical Accounting Director from June 2004 until May 2005.  Prior to joining the Company, he was Chief Financial Officer and Treasurer of Bontex, Inc., an international specialty fiberboard manufacturer, from 1994 to 2004, and held various positions in the audit department of Deloitte & Touche, a public accounting firm, from 1988 to 1993.  He holds a Bachelor of Science degree in Accountancy from Villanova University and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation. The following table contains summary information concerning the annual compensation for our principal executive officer (“CEO”), principal financial officer (“CFO”), and our three most highly compensated executive officers other than our CEO and CFO for the fiscal years ended March 31, 2012, March 31, 2011 and March 31, 2010:

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation / Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Frank Guidone	2012	484,615	—		202,118	—	17,326	(4)	704,059
President and	2011	447,923	353,732	(5)	80,006	659,414	23,848	(6)	1,564,923
Chief Executive	2010	396,000	147,000	(7)	—	207,892	19,324	(8)	770,216
Officer (3)
Mark Thomson	2012	260,385	—		65,012	—	15,105	(10)	340,502
Chief Financial	2011	246,385	113,774	(5)	40,003	329,707	18,061	(11)	747,930
Officer (9)	2010	216,000	61,000	(7)	—	103,946	14,831	(12)	395,777

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Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation / Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	All Other Compensation ($) (2)		Total ($)
Steve Smith	2012	221,923	—		55,921	—	13,738	(14)	291,582
Chief Operating	2011	210,192	97,845	(5)	19,993	288,494	12,127	(15)	628,651
Officer (13)	2010	180,000	54,000	(7)	—	103,946	20,063	(16)	358,009
Glen MacGibbon	2012	236,923	—		70,690	—	15,588	(18)	323,201
Executive Vice	2011	224,604	123,703	(5)	40,003	329,707	18,380	(19)	736,397
President (17)	2010	191,700	61,000	(7)	—	103,946	13,732	(20)	370,378
Mitch	2012	181,923	—		41,374	—	—		223,297
Thompson (21)	2011	170,346	72,402	(5)	15,008	288,494	—		546,250
	2010	144,000	40,000	(7)	—	51,973	—		235,973

(1)	Reflects the aggregate grant date fair value of stock options granted during a year calculated in accordance with FASB ASC Topic 718. For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Notes 2 and 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.
(2)	Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds $10,000.
(3)	Mr. Guidone is party to an employment agreement with the Company that provides for an annual base salary of $500,000.
(4)	Represents reimbursement of dental expenses of $532, reimbursement of medical expenses of $5,530, payment of disability insurance premium of $3,914 and employer matching contribution of $7,350 under the Company’s 401(k) plan.
(5)	Represents bonuses earned in fiscal 2011 but paid in June 2011.
(6)	Represents reimbursement of dental expenses of $435, reimbursement of medical expenses of $4,998, payment of disability insurance premium of $3,715 and employer matching contribution of $14,700 under the Company’s 401(k) plan.
(7)	Represents bonuses earned in fiscal 2010 but paid in June 2010.
(8)	Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $4,670, payment of disability insurance premium of $3,662 and employer matching contribution of $10,586 under the Company’s 401(k) plan.
(9)	Mr. Thomson was hired as Chief Financial Officer effective as of April 2, 2007. Mr. Thomson is party to an employment agreement with the Company that provides for an annual base salary of $265,000.
(10)	Represents reimbursement of dental expenses of $532, reimbursement of medical expenses of $5,530, payment of disability insurance premium of $1,693 and employer matching contribution of $7,350 under the Company’s 401(k) plan.
(11)	Represents reimbursement of dental expenses of $435, reimbursement of medical expenses of $4,998, and employer matching contribution of $12,628 under the Company’s 401(k) plan.
(12)	Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $4,670 and employer matching contribution of $9,755 under the Company’s 401(k) plan.
(13)	Mr. Smith is party to an employment agreement with the Company that provides for an annual base salary of $225,000 and various perquisites, including housing and travel.
(14)	Represents payment of disability insurance premium of $7,150 and employer matching contribution of $6,588 under the Company’s 401(k) plan.
(15)	Represents employer matching contribution of $12,127 under the Company’s 401(k) plan.

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(16)	Represents housing reimbursement of $9,430, life insurance of $18, reimbursement of dental expenses of $126, reimbursement of medical expenses of $841 and relocation of $1,505 and employer matching contribution of $8,143 under the Company’s 401(k) plan.
(17)	Mr. MacGibbon is party to an employment agreement with the Company that provides for an annual base salary of $240,000.
(18)	Represents reimbursement of dental expenses of $532, reimbursement of medical expenses of $5,530, payment of disability insurance premium of $2,488 and employer matching contribution of $7,038 under the Company’s 401(k) plan.
(19)	Represents reimbursement of dental expenses of $435, reimbursement of medical expenses of $4,998, and employer matching contribution of $12,947 under the Company’s 401(k) plan.
(20)	Represents reimbursement of dental expenses of $406, reimbursement of medical expenses of $4,670, and employer matching contribution of $8,656 under the Company’s 401(k) plan.
(21)	Mitch Thompson does not have an employment contract with the Company.

Grants of Plan-Based Awards in Fiscal Year 2012. The following table contains information related to the grant of stock options and restricted stock units under the Company’s 2010 Equity Incentive Plan during the fiscal year ended March 31, 2012 to the executive officers named in the Summary Compensation Table. There were no other equity awards granted during the fiscal year ended March 31, 2012.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards ($) (1)
		Threshold (#)	Target (#)	Maximum (#)
Frank Guidone	6/13/2011	—	—	—	6,336	(2)	—	202,118
Mark Thomson	6/13/2011	—	—	—	2,038	(2)	—	65,012
Steve Smith	6/13/2011	—	—	—	1,753	(2)	—	55,921
Glen MacGibbon	6/13/2011	—	—	—	2,216	(2)	—	70,690
Mitch Thompson	6/13/2011	—	—	—	1,297	(2)	—	41,374

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2012 for the fair value of options granted to the named executive officers. The fair value was estimated in accordance with FASB 123R. For a more detailed discussion on assumptions used to calculate the fair value of our options, refer to Notes 2 and 13 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

(2)	Represents Restricted Stock Units that vested on June 13, 2012.

Outstanding Equity Awards at Fiscal Year-End 2012. The following table contains information concerning unexercised options and restricted stock units held as of March 31, 2012 by the executive officers named in the Summary Compensation Table. There were no other outstanding equity awards as of March 31, 2012.

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)	Market Value of Shares or Units of Stock that Have Not Vested ($) (2)
Frank	16,000	(3)	32,000	(3)	26.91	12/1/2020	—	—
Guidone	40,000	(4)	20,000	(4)	7.10	7/1/2017 (4)	—	—
	37,500	(5)	12,500	(5)	4.85	12/1/2017 (5)	—	—
	19,590	(6)	—		25.52	3/31/2016 (6)	—	—
	280,410	(7)	—		25.52	3/31/2016 (7)	—	—
	20,001	(8)	—		23.90	12/3/2015 (8)	—	—
	—		—		—	—	6,336	213,523
Mark	8,000	(9)	16,000	(9)	26.91	12/1/2020	—	—
Thomson	20,000	(10)	10,000	(10)	7.10	7/1/2017 (10)	—	—
	6,250	(11)	6,250	(11)	4.85	12/1/2017 (11)	—	—
	17,752	(12)	4,438	(12)	22.53	4/2/2017 (12)	—	—
	42,248	(13)	10,562	(13)	22.53	4/2/2017 (13)	—	—
	5,001	(14)	—		23.90	12/3/2015 (14)	—	—
	—		—		—	—	2,038	68,681
Steve	7,000	(15)	14,000	(15)	26.91	12/1/2020	—	—
Smith	—		10,000	(10)	7.10	7/1/2017 (10)	—	—
	—		5,000	(16)	4.85	12/1/2017 (16)	—	—
	8,038	(17)	—		24.88	11/30/2015 (17)	—	—
	15,981	(18)	—		24.88	11/30/2015 (18)	—	—
	—		—		—	—	1,753	59,076
Glen	8,000	(9)	16,000	(9)	26.91	12/1/2020	—	—
MacGibbon	20,000	(10)	10,000	(10)	7.10	7/1/2017 (10)	—	—
	18,750	(11)	6,250	(11)	4.85	12/1/2017 (11)	—	—
	3,200	(19)	—		24.14	11/9/2015 (19)	—	—
	9,999	(20)	—		23.90	12/3/2015 (20)	—	—
	8,000	(21)	2,000	(21)	23.63	7/2/2017 (21)	—	—
	—		—		—	—	2,216	74,679
Mitch	7,000	(15)	14,000	(15)	26.91	12/1/2020	—	—
Thompson	5,000	(22)	5,000	(22)	7.10	7/1/2017 (22)	—	—
	6,000	(23)	3,000	(23)	4.85	12/1/2017 (23)	—	—
	3,334	(24)	—		17.08	5/1/2016 (24)	—	—
	667	(25)	—		23.90	12/3/2015 (25)	—	—
	5,000	(26)	—		23.09	11/22/2016 (26)	—	—
	—		—		—	—	1,297	43,709

(1)	Amounts in this column represent grants of restricted stock units outstanding as of March 31, 2012. All restricted stock units reflected in this column vested on the first anniversary of the grant date, or June 13, 2012.

(2)	The market value of the restricted stock units was calculated by multiplying the number of restricted stock units by $33.70, the closing price of our common stock on March 30, 2012, the last trading day prior to March 31, 2012.

(3)	Represents grant of 48,000 non qualified stock options that vest in three equal installments of 16,000 on December 1, 2011, 2012 and 2013, respectively.

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(4)	Represents grant of 60,000 non-qualified stock options that vest in three equal installments of 20,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 20,000 on July 1, 2015, 2016 and 2017, respectively.
(5)	Represents grant of 50,000 non-qualified stock options that vest in four equal installments of 12,500 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 12,500 on December 1, 2014, 2015, 2016 and 2017, respectively.
(6)	Represents grant of 19,590 incentive stock options that vest in five equal installments of 3,918 on March 31, 2007, 2008, 2009, 2010, and 2011 and expire in five equal installments of 3,918 on March 31, 2012, 2013, 2014, 2015, and 2016, respectively.
(7)	Represents grant of 280,410 non-qualified stock options that vest in five equal installments of 56,082 on March 31, 2007, 2008, 2009, 2010, and 2011 and expire in five equal installments of 56,082 on March 31, 2012, 2013, 2014, 2015, and 2016, respectively.
(8)	Represents grant of 20,001 non-qualified stock options that vest in three equal installments of 6,667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 6,667 on December 3, 2013, 2014 and 2015.
(9)	Represents grant of 24,000 non-qualified stock options that vest in three equal installments of 8,000 on December 1, 2011, 2012 and 2013.
(10)	Represents grant of 30,000 non-qualified stock options that vest in three equal installments of 10,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 10,000 on July 1, 2015, 2016 and 2017, respectively.
(11)	Represents grant of 25,000 non-qualified stock options that vest in four equal installments of 6,250 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 6,250 on December 1, 2014, 2015, 2016 and 2017, respectively.
(12)	Represents grant of 22,190 incentive stock options that vest in five equal installments of 4,438 on April 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 4,438 on April 2, 2013, 2014, 2015, 2016 and 2017.
(13)	Includes (a) 27,810 non-qualified stock options that vest in five equal installments of 5,562 on April 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 5,562 on April 2, 2013, 2014, 2015, 2016 and 2017, respectively and (b) 25,000 non-qualified stock options that vest in five equal installments of up to 5,000 on April 2, 2008, 2009, 2010, 2011 and 2012 subject to performance targets determined by the Compensation Committee and expire on April 2, 2013, 2014, 2015, 2016 and 2017, respectively.
(14)	Represents grant of 5,001 non-qualified stock options that vest in three equal installments of 1,667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 1,667 on December 3, 2013, 2014 and 2015, respectively.
(15)	Represents grant of 21,000 non-qualified stock options that vest in three equal installments of 7,000 on December 1, 2011, 2012 and 2013, respectively.
(16)	Represents grant of 20,000 non-qualified stock options that vest in four equal installments of 5,000 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 5,000 on December 1, 2014, 2015, 2016 and 2017, respectively.
(17)	Represents grant of 20,095 incentive stock options that vest in five equal installments of 4,019 on November 30, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 4,019 on November 30, 2011, 2012, 2013, 2014 and 2015.
(18)	Represents grant of 79,905 non-qualified stock options that vest in five equal installments of 15,981 on November 30, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 15,981 on November 30, 2011, 2012, 2013, 2014 and 2015, respectively.
(19)	Represents grant of 4,000 incentive stock options that vest in five equal installments of 800 on November 9, 2006, 2007, 2008, 2009 and 2010 and expire in five equal installments of 800 on November 9, 2011, 2012, 2013, 2014 and 2015, respectively.
(20)	Represents grant of 9,999 non-qualified stock options that vest in three equal installments of 3,333 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 3,333 on December 3, 2013, 2014 and 2015, respectively.

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(21)	Represents grant of 10,000 non-qualified stock options that vest in five equal installments of 2,000 on July 2, 2008, 2009, 2010, 2011 and 2012 and expire in five equal installments of 2,000 on July 2, 2013, 2014, 2015, 2016 and 2017, respectively.
(22)	Represents grant of 15,000 non-qualified stock options that vest in three equal installments of 5,000 on July 1, 2010, 2011 and 2012 and expire in three equal installments of 5,000 on July 1, 2015, 2016 and 2017, respectively.
(23)	Represents grant of 12,000 non-qualified stock options that vest in four equal installments of 3,000 on December 1, 2009, 2010, 2011 and 2012 and expire in four equal installments of 3,000 on December 1, 2014, 2015, 2016 and 2017, respectively.
(24)	Represents grant of 10,000 non-qualified stock options that vest in two installments of 3,333 on each of May 1, 2009 and 2010 and one installment of 3,334 on May 1, 2011 and expire in two installments of 3,333 on each of May 1, 2014 and 2015 and one installment of 3,334 on May 1, 2016, respectively.
(25)	Represents grant of 2,001 non-qualified stock options that vest in three equal installments of 667 on December 3, 2008, 2009 and 2010 and expire in three equal installments of 667 on December 3, 2013, 2014 and 2015, respectively.
(26)	Represents grant of 5,000 incentive stock options that vest in five equal installments of 1,000 on November 22, 2007, 2008, 2009, 2010 and 2011 and expire in five equal installments of 1,000 on November 22, 2012, 2013, 2014, 2015 and 2016, respectively.

Option Exercises and Stock Vested in Fiscal Year 2012. The following table sets forth certain information concerning option exercises by our named executive officers and vesting of our Common Stock held by them during the fiscal year ended March 31, 2012:

Name	Option Awards Equity Incentive Plan Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise (#)	exercise ($) (1)	vesting (#)	vesting ($)

Frank Guidone	—	—	4,638	149,668
Mark Thomson	—	—	2,319	74,834
Steve Smith	62,500	787,653	1,159	37,401
Glen MacGibbon	20,800	394,563	2,319	74,834
Mitch Thompson	16,000	368,812	870	28,075

(1)	Based on the market price of our Common Stock on the date of exercise.

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EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

Agreement with Frank Guidone

The Company entered into an employment agreement with Frank Guidone, the Company’s current Chief Executive Officer, effective as of March 31, 2006. From June 2002 through March 2006, Mr. Guidone served as Chief Executive Officer through consulting arrangements with consulting firms of which Mr. Guidone was a principal. Mr. Guidone’s employment agreement is for an initial term of two years with automatic renewal for successive one-year terms unless either party gives timely notice of non-renewal. Under the terms of Mr. Guidone’s employment agreement, Mr. Guidone will continue to serve as the Chief Executive Officer at an annual base salary of $450,000 subject to annual increases at the discretion of the Board of Directors. In response to the economic recession, Mr. Guidone’s salary was reduced in fiscal 2009 to $396,000. Mr. Guidone’s prior salary was restored effective April 5, 2010. Mr. Guidone is eligible to receive an annual bonus pursuant to the Company’s Bonus Plan, payable in accordance with the terms thereof, based upon annual performance criteria and goals established by the Compensation Committee. Effective April 5, 2010, the Compensation Committee established a target bonus amount of 95% of Mr. Guidone’s annual salary. If earned, such target bonus together with Mr. Guidone’s base salary would have resulted in total cash compensation of approximately the 75th percentile of the Company’s identified peer group. However, a relatively higher portion of such total cash compensation would be earned by Mr. Guidone through incentive compensation as compared to the identified peer group. Further, pursuant to Mr. Guidone’s employment agreement, upon the termination of employment by Mr. Guidone for good reason, or termination of employment by the Company other than for cause (as such events are described in Mr. Guidone’s employment agreement), Mr. Guidone will be entitled to receive a lump sum payment of 150% of his then annual salary.

On November 6, 2007, the Company and Mr. Guidone entered into an amendment and restatement of Mr. Guidone’s employment agreement. The restated employment agreement was approved by the Compensation Committee. The Restated employment agreement, among other things, (1) removes the target bonus amount of 55% of Mr. Guidone’s annual salary and provides that the amount of any bonus payable to Mr. Guidone will be determined by the Compensation Committee or the Board, (2) removes the fixed employment term (previously an initial term of two years continuing through March 31, 2008 and automatic renewal terms of one year thereafter) and (3) provides for the payment of severance benefits in the event that Mr. Guidone’s employment is terminated by the Company without cause or by Mr. Guidone for good reason. Such severance benefits include a lump sum payment in the amount of (1) accrued but unpaid salary, (2) earned but unpaid bonus, (3) incurred but unreimbursed business expenses plus (4) 150% of Mr. Guidone’s annual salary.

On June 6, 2011, the Company and Mr. Guidone entered into an Amendment to Mr. Guidone’s amended and restated employment agreement. The amendment was approved by the Compensation Committee. The amendment provides that, in the event severance is due to Mr. Guidone as a result of a termination of employment under the terms of his employment agreement, then the Company shall pay to Mr. Guidone, as additional severance, the amount of unpaid bonus earned by him in the fiscal year preceding such termination and a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. Guidone’s termination before the date of termination, and the denominator of which is 365.

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Effective in July 2011, the Compensation Committee increased Mr. Guidone’s base salary to $500,000 and established a target bonus amount of 100% of Mr. Guidone’s annual salary for fiscal 2012.

Agreement with Mark Thomson

The Company entered into an employment agreement with Mark Thomson, the Company’s current Chief Financial Officer, effective as of April 2, 2007. Pursuant to his employment agreement, Mr. Thomson will receive an annual base salary of $230,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. During fiscal 2009, Mr. Thomson’s salary was increased to $240,000, but in response to the economic recession, Mr. Thomson’s salary was subsequently reduced to $216,000. Mr. Thomson’s prior salary was restored effective April 5, 2010. Effective April 5, 2010, the Compensation Committee increased Mr. Thomson’s base salary to $250,000, or slightly less than the 50th percentile of the Company’s identified peer group. Mr. Thomson will be eligible for an annual bonus of up to 40% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company, except that, with respect to the first year of Mr. Thomson’s employment, he was entitled to receive and did receive a guaranteed minimum bonus of $45,000. Effective April 5, 2010, the Compensation Committee increased Mr. Thomson’s target bonus amount to 55% of annual salary. If earned, such target bonus together with Mr. Thomson’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group. Effective in July 2011, the Compensation Committee increased Mr. Thomson’s base salary to $265,000. Furthermore, pursuant to Mr. Thomson’s employment agreement, upon the termination of employment by Mr. Thomson for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. Thomson will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect.

On June 6, 2011, the Company and Mr. Thomson entered into an Amendment to Mr. Thomson’s employment agreement. The amendment was approved by the Compensation Committee. The amendment provides that, in the event severance is due to Mr. Thomson as a result of a termination of employment under the terms of his employment agreement, then the Company shall pay to Mr. Thomson, as additional severance, the amount of unpaid bonus earned by him in the fiscal year preceding such termination and a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. Thomson’s termination before the date of termination, and the denominator of which is 365.

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Effective in July 2012, the Compensation Committee increased Mr. Thomson’s base salary from $265,000 to $280,000, and established a target bonus amount of 65% of Mr. Thomson’s annual salary for fiscal 2013.

Agreement with Steve Smith

The Company entered into an employment agreement with Steve Smith, then its Vice President and General Manager – Asia (now Chief Operating Officer), effective as of December 7, 2005. Pursuant to Mr. Smith’s employment agreement, Mr. Smith receives an annual base salary of $190,000, subject to annual increases at the discretion of the Board of Directors, a moving allowance/sign-on bonus of $30,000, a housing allowance, reimbursement for return airfare for four (4) trips per year from Shenzhen to the United States, and a “gross-up” payment for any tax and tax preparation obligations incurred as a result of his assignment in China that are less favorable to Mr. Smith than the tax obligations he would incur had he worked at the Company’s principal office in Virginia. During fiscal 2009, Mr. Smith’s salary was increased to $200,000, but in response to the economic recession, Mr. Smith’s salary was subsequently reduced to $180,000. Mr. Smith’s prior salary was restored effective April 5, 2010. Effective April 5, 2010, the Compensation Committee increased Mr. Smith’s base salary to $225,000, or slightly less than the 50th percentile of the Company’s identified peer group. Mr. Smith was eligible for an annual bonus of up to 25% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by the Board of Directors. Effective April 5, 2010, the Compensation Committee increased Mr. Smith’s target bonus amount to 55% of annual salary. If earned, such target bonus together with Mr. Smith’s base salary would result in total cash compensation of between the 50th and 75th percentiles of the Company’s identified peer group. Furthermore, pursuant to Mr. Smith’s employment agreement, upon the termination of employment by Mr. Smith for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. Smith will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid semi-monthly and an allowance of up to $10,000 for repatriation and relocation to the United States.

On June 6, 2011, the Company and Mr. Smith entered into an Amendment to Mr. Smith’s employment agreement. The amendment was approved by the Compensation Committee. The amendment provides that, in the event severance is due to Mr. Smith as a result of a termination of employment under the terms of his employment agreement, then the Company shall pay to Mr. Smith, as additional severance, the amount of unpaid bonus earned by him in the fiscal year preceding such termination and a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. Smith’s termination before the date of termination, and the denominator of which is 365.

Effective in July 2012, the Compensation Committee increased Mr. Smith’s base salary from $225,000 to $230,000.

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Agreement with Glen MacGibbon

The Company entered into an employment agreement with Glen MacGibbon, then its Group Vice President - Pressure/Force (now Executive Vice President), effective as of March 14, 2008. Pursuant to Mr. MacGibbon’s employment agreement, Mr. MacGibbon receives an annual base salary of $203,000, subject to annual increases at the discretion of the Board of Directors or Compensation Committee. During fiscal 2009, Mr. MacGibbon’s salary was increased to $213,000, but in response to the economic recession, Mr. MacGibbon’s salary was subsequently reduced to $191,700. Mr. MacGibbon’s prior salary was restored effective April 5, 2010. Effective April 5, 2010, the Compensation Committee increased Mr. MacGibbon’s base salary to $230,000, or slightly more than the 75th percentile of the Company’s identified peer group. Mr. MacGibbon was eligible for an annual bonus of up to 60% of his annual salary based on minimum Company and individual performance standards to be determined on an annual basis by management of the Company. Effective April 5, 2010, the Compensation Committee increased Mr. MacGibbon’s target bonus amount to 65% of annual salary. If earned, such target bonus together with Mr. MacGibbon’s base salary would result in total cash compensation of approximately the 75th percentile of the Company’s identified peer group. However, a relatively higher portion of such total cash compensation would be earned by Mr. MacGibbon through incentive compensation as compared to the identified peer group. Effective in July 2011, the Compensation Committee increased Mr. MacGibbon’s base salary to $240,000. In addition, pursuant to Mr. MacGibbon’s employment agreement, Mr. MacGibbon is eligible for an annual grant of options to purchase up to 15,000 shares of the Company’s common stock as the Company may determine from time to time. Mr. MacGibbon’s options granted pursuant to his employment agreement shall vest over a three year period in equal installments on each of the successive three year anniversaries of the date of the grant contingent on the continued employment of Mr. MacGibbon with the Company. Upon a change of control of the Company, all unvested options will immediately vest. Upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. MacGibbon’s options otherwise vesting within 12 months thereafter will immediately vest. Mr. MacGibbon’s options shall be granted pursuant to the Company’s 2006 Stock Option Plan and are subject to the terms, conditions and provisions thereof and of the related option award agreement. Furthermore, pursuant to Mr. MacGibbon’s employment agreement, upon the termination of employment by Mr. MacGibbon for good reason, or termination of employment by the Company other than for cause (as such events are described in the employment agreement), Mr. MacGibbon will be entitled to receive 100% of his annual salary in effect at the time of such termination to be paid in equal installments over the course of one year in accordance with the Company’s payroll practices then in effect, together with any accrued but unpaid annual bonus earned in the fiscal year prior to such termination or a pro-rata portion of the accrued annual bonus versus the total target bonus for the current fiscal year.

On June 6, 2011, the Company and Mr. MacGibbon entered into an Amendment to Mr. MacGibbon’s employment agreement. The amendment was approved by the Compensation Committee. The amendment provides that, in the event severance is due to Mr. MacGibbon as a result of a termination of employment under the terms of his employment agreement, then the Company shall pay to Mr. MacGibbon, as additional severance, the amount of unpaid bonus earned by him in the fiscal year preceding such termination and a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Mr. MacGibbon’s termination before the date of termination, and the denominator of which is 365.

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Effective in July 2012, the Compensation Committee increased Mr. MacGibbon’s base salary from $240,000 to $250,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the executive officers named in the Summary Compensation Table under the Company’s compensation and benefit plans and arrangements, and under each such executive’s respective employment agreement, as applicable, in the event of termination of such executive’s employment under various scenarios. The amounts shown are estimates of the amounts that would have been paid out to the executives upon termination of their employment assuming that such termination was effective March 31, 2012. For a description of our employment agreements with each of Messrs. Guidone, Thomson, Smith, and MacGibbon, see “Executive Agreements and Related Transactions” beginning on page 38 of this proxy statement.

Name	Cash Severance Payment ($)	Acceleration and Continuation of Equity Awards ($) (1)	Total Termination Benefits ($)
Frank Guidone
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	750,000	—	750,000
Termination Following Change in Control
• Cause	—	1,323,428	1,323,428
• Voluntary	—	1,323,428	1,323,428
• Death	—	1,323,428	1,323,428
• Retirement	—	1,323,428	1,323,428
• Without Cause or for Good Reason	750,000	1,323,428	2,073,428
Mark Thomson
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	265,000	—	265,000
Termination Following Change in Control
• Cause	—	791,183	791,183
• Voluntary	—	791,183	791,183
• Death	—	791,183	791,183

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Name	Cash Severance Payment ($)	Acceleration and Continuation of Equity Awards ($) (1)	Total Termination Benefits ($)
• Retirement	—	791,183	791,183
• Without Cause or for Good Reason	265,000	791,183	1,056,183
Steve Smith
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	225,000	—	225,000
Termination Following Change in Control
• Cause	—	564,386	564,386
• Voluntary	—	564,386	564,386
• Death	—	564,386	564,386
• Retirement	—	564,386	564,386
• Without Cause or for Good Reason	225,000	564,386	789,386
Glen MacGibbon
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	240,000	—	240,000
Termination Following Change in Control
• Cause	—	649,772	649,772
• Voluntary	—	649,772	649,772
• Death	—	649,772	649,772
• Retirement	—	649,772	649,772
• Without Cause or for Good Reason	240,000	649,772	889,772
Mitch Thompson
Termination Without Change in Control
• Cause	—	—	—
• Voluntary	—	—	—
• Death	—	—	—
• Retirement	—	—	—
• Without Cause or for Good Reason	—	—	—
Termination Following Change in Control
• Cause	—	358,319	358,319
• Voluntary	—	358,319	358,319
• Death	—	358,319	358,319
• Retirement	—	358,319	358,319
• Without Cause or for Good Reason	—	358,319	358,319

(1)	The acceleration of any unvested options at March 31, 2012 is based on the difference between $33.70, the closing price of our common stock on March 30, 2012, the last trading day prior to March 31, 2012, and the exercise prices of the options. The acceleration of any unvested restricted stock units at March 31, 2012 is based on the closing price of our common stock on March 30, 2012, the last trading day prior to March 31, 2012.

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BENEFICIAL OWNERSHIP OF MEASUREMENT SPECIALTIES COMMON STOCK

The following table shows information regarding the beneficial ownership of our common shares as of April 30, 2012 for:

•	each of our directors;
•	each executive officer named in the summary compensation table; and
•	all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent (2)
Frank D. Guidone (3)	539,771	3.5%
Mark Thomson (4)	150,401	*
Steven Smith (5)	43,733	*
Glen MacGibbon (6)	111,985	*
Mitch Thompson (7)	36,300	*
John D. Arnold (8)	100,575	*
Satish Rishi (9)	27,000	*
Kenneth E. Thompson (10)	33,500	*
Morton L. Topfer (11)	956,782	6.2%
R. Barry Uber (12)	32,200	*
All directors and executive officers as a group (10 persons) (13)	2,032,248	13.2%

 * less than 1%

(1)	The address of each person is c/o Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.
(2)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and all of our directors and executive officers as a group and the percentage ownership of that person and all of our directors and executive officers as a group, shares of common stock subject to options, warrants and restricted stock units held by that person and all of our directors and executive officers as a group that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 15,409,462 shares of common stock outstanding as of July 25, 2012.
(3)	Includes 6,336 restricted stock units and options to purchase 433,501 shares.
(4)	Includes 2,038 restricted stock units and options to purchase 124,251 shares.
(5)	Includes 1,753 restricted stock units and options to purchase 41,019 shares.
(6)	Includes 2,216 restricted stock units and options to purchase 79,949 shares.
(7)	Includes 1,297 restricted stock units and options to purchase 32,001 shares.

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(8)	Includes options to purchase 20,000 shares and 54,000 shares pledged in connection with a margin loan.
(9)	Includes options to purchase 25,000 shares.
(10)	Includes options to purchase 30,000 shares.
(11)	Includes options held by Mr. Topfer to purchase 15,000 shares and shares of our common stock held by Castletop Capital, L.P., a private investment company of which Mr. Topfer is a Managing Director. Mr. Topfer has shared voting and shared investment power with respect to the shares held by Castletop Capital.
(12)	Includes options to purchase 20,000 shares.
(13)	Includes an aggregate of 11,305 restricted stock units and options to purchase an aggregate of 820,721 shares.

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CERTAIN BENEFICIAL OWNERS

The following table gives information about each shareholder, other than any of our directors or executive officers, known by us to be a beneficial owner of more than 5% percent of common stock as of June 27, 2012, based on information filed with the SEC:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent
Brown Capital Management, LLC 1201 N Calvert Street Baltimore, Maryland 21201	2,813,136	(1)	18.3	%(1)
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206 (2)	1,809,883	(2)	11.7	%(2)
BlackRock, Inc. 40 E. 52nd Street New York, New York 10022	1,107,579	(3)	7.2	%(3)
Investment Counselors of Maryland LLC, 803 Cathedral Street, Baltimore, Maryland 21201	941,925	(4)	6.1	%(4)
Champlain Investment Partners, LLC 180 Battery Street Burlington, Vermont 05401	887,960	(5)	5.8	%(5)
The Vanguard Group P.O. Box 2600 Valley Forge, PA 19482	798,622	(6)	5.2	%(6)

(1)	Based solely on the disclosures made in a report on Schedule 13G/A filed with the SEC by Brown Capital Management, LLC on February 13, 2012.
(2)	Based soley on the disclosures made in a report on Schedule 13G/A filed with SEC by Janus Capital Management on February 14, 2012.
(3)	Based solely on the disclosures made in a report on Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2012.
(4)	Based solely on the disclosures made in a report on Schedule 13G/A filed with the SEC by Investment Counselors of Maryland LLC on January 25, 2012.
(5)	Based soley on the disclosures made in a report on Schedule 13G/A filed with SEC by Champlain Investment Partners, LLC on February 13, 2012.
(6)	Based soley on the disclosures made in a report on Schedule 13G/A filed with SEC by The Vanguard Group on February 9, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during fiscal 2012, except for Glen MacGibbon (one late Form 4 filing which reported one transaction) and R. Barry Uber (one late Form 4 filing which reported one transaction).

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ANNUAL REPORT ON FORM 10-K

In addition to the proxy statement and proxy card, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 is enclosed. The Annual Report on Form 10-K is being furnished to you without the exhibits thereto. Upon your request, the Company will provide you with a copy of the exhibits. You may under some circumstances be responsible for the Company’s reasonable expenses in furnishing such exhibits.

SHAREHOLDER PROPOSALS FOR THE CALENDAR YEAR 2013

ANNUAL MEETING

Shareholders who wish to present proposals to be considered for inclusion in the Company’s proxy materials for the 2013 Annual Meeting of Shareholders must submit such proposals to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666 by March 31, 2013. For any proposal that is not submitted for consideration for inclusion in next year’s proxy materials, but is instead sought to be presented directly at the 2013 Annual Meeting, SEC rules permit us to exercise discretionary voting authority to the extent conferred by proxy if we: (1) receive notice of the proposal before June 17, 2013 and advise shareholders in the 2013 proxy statement of the nature of the proposal and how management intends to vote on such matter or (2) do not receive notice of the proposal before June 17, 2013. Notices of intention to present proposals at the 2013 Annual Meeting should be submitted to our Secretary at Measurement Specialties, Inc., 1000 Lucas Way, Hampton, VA 23666.

Our by-laws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to our Board of Directors by delivering written notice to our Secretary. With respect to an election to be held at an annual meeting of shareholders, such notice generally must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting. In the event that the date of an annual meeting is more than 30 days before or more than seventy days after the first anniversary of the preceding year’s annual meeting, such notice must be received by our Secretary not earlier than the close of business on the 120th day before the annual meeting and not later than the close of business on the later of the 90th day before the annual meeting or the 10th day following the day on which we publicly announce the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be received by our Secretary not earlier than the close of business on the 120th day before such special meeting, and not later than the close of business on the later of the 90th day before such special meeting or the 10th day following the day on which we publicly announce the date of the special meeting and the nominees proposed by our Board of Directors to be elected at such special meeting.

The shareholder’s notice must include:

•	as to each person whom the shareholder proposes to nominate for election as a director:

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o	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Exchange Act; and

o	such person’s written consent to being named in the proxy statement as a nominee and to serving as such a director if elected; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

o	the name and address of such shareholder, as they appear on our books, and of such beneficial owner;

o	(a) the class and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and such beneficial owner, and (b) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

o	a representation that the shareholder is a holder of record of the Company’s common stock entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to propose such nomination; and

o	a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s common stock required to elect the nominee and/or (2) otherwise to solicit proxies from shareholders in support of such nomination.

Because the calendar year 2012 annual meeting is to be held on September 13, 2012, written notice of a shareholder proposal to be acted upon at the 2013 annual meeting must be received by our Secretary not later than the close of business on June 17, 2013, nor earlier than the close of business on May 16, 2013.

In order for a shareholder to bring other business before a shareholder meeting, notice must be received by our Secretary within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain:

•	as to each matter:

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o	a brief description of the business desired to be brought before the annual meeting;

o	the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend our by-laws, the language of the proposed amendment);

o	the reasons for conducting such business at the annual meeting; and

o	any material interest in such business of such shareholder and for the beneficial owner, if any, on whose behalf the proposal is made; and

•	as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the information described above with respect to the shareholder proposing such business.

The requirements found in our by-laws are separate from and in addition to the requirements of the Securities and Exchange Commission that a shareholder must meet to have a proposal included in our proxy statement.

Other Matters

The Board of Directors is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment, is in the interests of the Company and its shareholders.

July 27, 2012

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ANNUAL MEETING OF SHAREHOLDERS OF

MEASUREMENT SPECIALTIES, INC.

Thursday, September 13, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please detach and mail in the envelope provided if you are not voting via the Internet or telephone.

PROXY

MEASUREMENT SPECIALTIES, INC.

Annual Meeting of Shareholders - Thursday, September 13, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2012 ANNUAL MEETING OF SHAREHOLDERS ON SEPTEMBER 13, 2012
The shares of common stock of Measurement Specialties, Inc. (the "Company") you are entitled to vote at the 2012 Annual Meeting of Shareholders will be voted as you specify.

By signing this proxy, you revoke all prior proxies and appoint Frank D. Guidone, Mark Thomson, or other designee, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

This proxy, when properly executed, will be voted as directed, or if no direction is given, will be voted FOR the nominees for Director, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013, and FOR approval of the advisory vote on executive compensation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)

MEASUREMENT SPECIALTIES, INC. 1000 LUCAS WAY HAMPTON, VA 23666

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MEASUREMENT SPECIALTIES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A	For	Withhold	For All	To withhold authority for any individual
VOTE "FOR" THE ELECTION OF TWO DIRECTORS, AND	All	All	Except	nominee(s), mark “For All Except” and write the
"FOR" PROPOSALS 2 AND 3.				number(s) of the nominee(s) on the line below.

1.	To elect the following persons to the Board of Directors
of the Company for the term described in the proxy statement:

01) R. Barry Uber
02) Satish Rishi
		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2013.

3.	To approve, on an advisory basis, the compensation of the named executive officers.

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary,
Please give full title as such.. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name
By authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date